Exhibit 10.3

LaSalle Investment Management, Inc.

200 East Randolph Drive

Chicago, Illinois 60601

June 16, 2004

U.S. Trust Company, N.A.

225 High Ridge Road

Stamford, Connecticut 06905

Re:	Excelsior/LaSalle Property Fund, Inc.

Gentlemen:

Once again, we are pleased to have been offered the opportunity to work with U.S. Trust Company, N.A. (“U.S. Trust”) in connection with the organization and operation of Excelsior/LaSalle Property Fund, Inc., a Maryland corporation (the “Fund”), which will be an open-ended, diversified real estate fund marketed primarily to high net worth individuals. It is anticipated that the parties will work together in drafting and negotiating the Fund’s offering materials and organizational documents and the terms under which LaSalle Investment Management, Inc. (“LaSalle”) will act as the advisor to the Fund. It is also anticipated that LaSalle will undertake to cause the Fund to acquire a suitable portfolio of real estate investments (“Pre-Closing Investments”) prior to the initial closing of the Fund (“Initial Closing”), and in connection therewith, LaSalle or its affiliate, LaSalle U.S. Holdings, Inc. (“LUSHI”), will fund 100% of the equity and transaction costs required to acquire the properties, contributing up to $50 million of equity capital towards those investments in the aggregate. It is understood that LaSalle and U.S. Trust intend to negotiate, as a condition precedent to the Initial Closing, a letter agreement (the “Side Letter”) setting forth the terms and conditions of our respective commitments to one another in connection with the Initial Closing and the redemption of LUSHI’s interests in the Fund and that the terms of the Side Letter will supersede the preliminary intent of the parties with respect to such matters expressed herein. In consideration of each party’s agreement to undertake such negotiations and LaSalle’s agreement to undertake to cause the Fund to acquire such Pre-Closing Investments, the parties agree as follows:

1. Conduct of Parties. U.S. Trust agrees to use its good faith efforts to prepare the offering materials of the Fund (including, without limitation, an offering memorandum and the exhibits thereto), commence the marketing of interests in the Fund, and consummate the Initial Closing as soon as practicable. LaSalle agrees to use its good faith efforts to cause the Fund to acquire the Pre-Closing Investments prior to the Initial Closing as soon as practicable. The parties acknowledge and agree that (a) there is no assurance that any Pre-Closing Investments

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will be acquired and LaSalle shall have no liability to U.S. Trust for any failure to acquire Pre-Closing Investments if such failure results from any reason other than LaSalle’s bad faith, and (b) there is no assurance that any interests in the Fund will be sold and U.S. Trust shall have no liability to LaSalle for any failure to sell interests in the Fund if such failure results from any reason other than U.S. Trust’s bad faith.

2. Initial Acquisition Fee. Upon the Initial Closing, the Fund shall redeem all of LaSalle’s (or LUSHI’s) equity capital invested in the Fund, or repay all outstanding indebtedness of the Fund to LaSalle (or LUSHI), as of such date in excess of $10 million in the aggregate, subject to such terms, conditions and limitations as the parties may agree in the Side Letter. At such time, the Fund shall pay to LaSalle an acquisition fee with respect to each of the properties owned or acquired by the Fund as of the date of the Initial Closing (the “Initial Acquisition Fee”); provided, that such payment is permitted by the terms of any other indebtedness or equity capital provided to the Fund. The Initial Acquisition Fee shall be an amount equal to one-half percent (0.5%) of the total project capitalization (including debt and equity) of each of the properties owned or acquired by the Fund as of the date of the Initial Closing. The Initial Acquisition Fee shall be paid to LaSalle in cash at the Initial Closing.

3. [****]

4. [****]

5. Remedies. Each party acknowledges that in the event of a breach of the covenants contained in Section 3 or 4 hereof by such party, the non-breaching party will have no adequate remedy at law and such non-breaching party shall be entitled to immediate injunctive and other equitable relief without the necessity of showing actual monetary damages.

6. Termination of Letter Agreement. The parties agree that in the event that as of March 31, 2005 the Fund shall have not consummated the Initial Closing, either party shall have the right to terminate this Letter Agreement upon delivery of ninety (90) days’ prior written notice to the other party.

If you are in agreement with the foregoing, please sign in the space provided below.

Very truly yours,

LASALLE INVESTMENT MANAGEMENT, INC.

By:	/s/ C. Allan Swaringen
Name:	C. Allan Swaringen
Its:	Managing Director

****	Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

Accepted and Agreed this 22nd day of June, 2004:

U.S. TRUST COMPANY, N.A.

By:	/s/ Douglas A. Lindgren
Name:	Douglas A. Lindgren
Its:	Managing Director

****	Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.